                                                                    Exhibit 99.1
                                                                    ------------

PINNACLE ENTERTAINMENT, INC.                                               HARVEYS CASINO RESORTS
(formerly: Hollywood Park, Inc.)                                         Highway 50 & Stateline Ave.
330 North Brand Avenue, Suite 1100                                              P.O. Box 128
Glendale, California 91203                                                Lake Tahoe, Nevada 89449
TRADED: NYSE: PNK

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
FOR FURTHER INFORMATION:

AT PINNACLE:                                     AT THE FINANCIAL RELATIONS BOARD:
R.D. Hubbard          Mr. Lynn P. Reitnouer      Paul Alanis            Paul Goodson             Kathy Brunson
Chairman and          Special Committee          President &            General Inquiries        Analyst Inquiries
CEO                   Chairman                   COO
(949) 752-4840        (818) 662-5900             (818) 662-5900         (310) 442-0599           (312) 266-7800


AT HARVEYS:             AT COLONY:
Jim Rafferty            Owen Blicksilver
775-586-6753            212-419-4283

FOR IMMEDIATE RELEASE

April 17, 2000

                   DEFINITIVE AGREEMENT REACHED FOR HARVEYS'
                     ACQUISITION OF PINNACLE ENTERTAINMENT

              Transaction Expected to Close in Fourth Quarter 2000

Glendale, California - April 17, 2000 - Pinnacle Entertainment, Inc. (NYSE:PNK; formerly Hollywood Park, Inc.) announced today that it has entered into a definitive agreement with PH Casino Resorts, a newly formed subsidiary of Harveys Casino Resorts, pursuant to which PH Casino Resorts would acquire by merger all of the outstanding capital stock of Pinnacle Entertainment. (Harveys Casino Resorts is an affiliate of Colony Capital, Inc.) As a condition to the transaction, senior management of Pinnacle will contribute $50 million of Pinnacle Entertainment shares and share equivalents to PH Casino Resorts and have agreed to an ongoing role with PH.

Upon closing of the merger, PH Casino Resorts will acquire all of the then outstanding stock of Pinnacle Entertainment for $24 per fully diluted share in cash, plus up to an additional $1 per fully diluted share, which amount is contingent upon the sale of Pinnacle Entertainment's 97 acres of surplus land in Inglewood, California, for net after tax proceeds of at least $40.75 million.

In the event the 97 acres are not sold prior to the closing of this transaction, the merger agreement stipulates a price per share of $24 per fully diluted share payable in cash upon closing, with an additional $1 per fully diluted share to be payable in the future, contingent upon the sale of the 97 acres prior to December 31, 2001 for net after tax proceeds of at least $40.75 million. In the event the 97 acres are sold prior to December 31, 2001 for net after tax proceeds of less than $40.75 million but more than $13.1 million, the $1 per fully diluted share will be reduced proportionately. In the event the 97 acres are not sold by December 31, 2001 or have been sold, but at a price less than $13.1 million, then Pinnacle Entertainment stockholders would not be entitled to any such

                                   - more -
additional payment. PH Casino Resorts' obligation to pay the contingent amount will be secured by an irrevocable letter of credit in the maximum amount of the obligation.

The merger has received the unanimous approval of the Boards of both companies and of a special committee comprised exclusively of independent directors of Pinnacle Entertainment. Consummation of the merger is subject to, among other things, regulatory approvals in the various jurisdictions in which Pinnacle Entertainment and Harveys Casino Resorts conduct gaming operations, approval by a majority of Pinnacle Entertainment's stockholders, completion of PH Casino Resorts' financing for the transaction (with respect to which customary bank commitment and high yield "highly confident" letters have been received) and satisfaction of other conditions precedent, including certain dispositions and the opening of Pinnacle Entertainment's Indiana casino resort (currently under construction) substantially in accordance with its current budget not later than September 15, 2000. The parties currently expect the transaction to be consummated in the fourth quarter of 2000.

Pinnacle Entertainment is a diversified gaming company that owns and operates eight casinos (four with hotels) in Nevada, Mississippi, Louisiana and Argentina, two of which are the subject of a pending sales transaction.
Pinnacle Entertainment receives lease income from two card club casinos, both in the Los Angeles metropolitan area; and owns and operates the Turf Paradise horse racing facility in Arizona that is the subject of a pending sale transaction. The Company is also constructing the Belterra Resort and Casino, a major hotel/casino complex in Southern Indiana, approximately 35 miles southwest of Cincinnati.

Founded in 1944, Harveys Casino Resorts owns and operates Harveys Resort and Casino, a AAA Four-Diamond full-service resort at Lake Tahoe, Nevada; Harveys Casino Hotel in Council Bluffs, Iowa; and Harveys Wagon Wheel Hotel/Casino in Central City, Colorado. Harveys Casino Resorts also manages Bluffs Run Casino in Council Bluffs, Iowa.

(The Private Securities Litigation Reform Act of 1995 provides a "safe harbor "for forward-looking statements. Forward-looking information involves important risks and uncertainties that could significantly affect future results and accordingly, such results may differ from those expressed in forward-looking statements made by or on behalf of the Company, including statements related to the completion of the sale of Pinnacle Entertainment to PH Casino Resorts. Pinnacle Entertainment cautions that these statements are qualified by important factors that could cause actual results to differ materially from those reflected by the forward-looking statements contained herein. Such factors include, but are not limited to, the failure of either Pinnacle Entertainment or PH Casino Resorts to fulfill the conditions necessary to complete the transaction, as well as other risks as detailed from time to time in Pinnacle Entertainment's filings with the Securities and Exchange Commission. For more information on the potential factors that could affect the Company's financial results, review the Company's filings with the Securities and Exchange Commission, including the Company's Annual Report on Form 10-K and the
Company's other filings with the SEC.)

 For more information on Pinnacle Entertainment, Inc. via facsimile at no cost, call 1-800-PRO-INFO and dial company code PNK.

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